Exhibit 10.1

Share Exchange Agreement

dated

January 22, 2026

By and Among

Youlife Group Inc.

and

Lightred Investment Co., Ltd.

and

YOUHEHR GROUP INC.

Table of contents

Article 1	Representations and warranties of the Company and the Seller		1

	1.1	Organization	1

	1.2	Capitalization	2

	1.3	Subsidiaries	2

	1.4	Financial statements	2

	1.5	Absence of certain changes or events	3

	1.6	Contracts	3

	1.7	No conflict with other instruments	4

	1.8	Compliance with laws and regulations	4

	1.9	Approval of Agreement	4

	1.10	Governmental approvals	4

	1.11	Valid obligation	4

	1.12	Information	5

	1.13	Representations and warranties of the Seller	5

	1.14	Investment representations	7

Article 2	Representations and warranties of The Purchaser		8

	2.1	Organization	8

	2.2	Options or warrants	9

	2.3	Absence of certain changes or events	9

	2.4	Litigation and proceedings	9

	2.5	Contracts	9

	2.6	No conflict with other instruments	10

	2.7	Compliance with laws and regulations	10

	2.8	Approval of Agreement	10

	2.9	Material transactions or affiliations	10

	2.10	Valid obligation	10

	2.11	Information	10

Article 3	Exchange of shares		10

	3.1	Exchange of shares	10

	3.2	Payment of purchase price; Share exchange	11

i

	3.3	The Closing	11

	3.4	Performance Target; Make-Good for shortfall	11

	3.5	Section 368 reorganization	14

	3.6	Closing events	14

	3.7	Termination	14

	3.8	Legal counsel representation	14

Article 4	Covenants of the Company and the Seller		15

	4.1	Reorganization	15

	4.2	Access and investigation	15

	4.3	Delivery of books and records	15

	4.4	Operation of the business of the Company	15

	4.5	No transfers of interests	15

	4.6	Required filings and approvals	16

	4.7	Notification	16

	4.8	Approval by the Company and the Seller	16

	4.9	Closing conditions	16

	4.10	No solicitation or negotiation	16

	4.11	No change to existing structure; Management and oversight of the Company	17

	4.12	Non-competition	17

	4.13	Further assurances	18

Article 5	Covenants of the Purchaser		18

	5.1	Access and investigation	18

	5.2	Required filings and approvals	18

	5.3	Notification	18

	5.4	Approval by the Purchaser	19

	5.5	Closing conditions	19

	5.6	Special provisions	19

	5.7	Registration rights	19

Article 6	Conditions precedent to obligations of the Purchaser		19

	6.1	Accuracy of representations	19

	6.2	Performance by the Company and the Seller	19

	6.3	Consents	19

	6.4	Officer’s certificate of the Company	19

	6.5	Certificates of the Seller	20

	6.6	Certified Company Charter	20

	6.7	Share certificates and transfer instruments	20

	6.8	Employment Agreements	20

	6.9	No governmental prohibition	20

	6.10	CEO’s certificate of the Company	20

	6.11	Good standing certificates	20

	6.12	Additional documents	21

Article 7	Conditions precedent to the obligations of the Company and The Seller		21

	7.1	Accuracy of representations	21

	7.2	Performance by the Purchaser	21

	7.3	Consents	21

	7.4	Good standing certificate	21

	7.5	Additional documents	21

Article 8	Indemnification		22

	8.1	Indemnification by the Company and the Seller	22

	8.2	Indemnification by the Seller	22

	8.3	Indemnification by the Purchaser	23

	8.4	Indemnification procedures	23

	8.5	Limitation on liability	23

	8.6	Survival	23

Article 9	Miscellaneous		23

	9.1	Brokers	23

	9.2	Governing law; Jurisdiction; Venue; Waiver of jury trial	24

	9.3	Notices	24

	9.4	Attorney’s fees	25

	9.5	Confidentiality	25

	9.6	Recitals	25

	9.7	Third party beneficiaries	25

	9.8	Expenses	25

	9.9	Survival; Termination	25

9.10	Counterparts	25

9.11	Amendment or waiver	25

9.12	Best efforts	26

9.13	Remedies	26

9.14	Construction	26

9.15	Entire Agreement	26

Schedule 1		30

Schedule 2		31

Exhibit 1		32

Annexure 1		33

Share Exchange Agreement

This Share Exchange Agreement (this “Agreement”) is entered into as of this 22nd day of January, 2026 by and among Youlife Group Inc., a company organized under the laws of the Cayman Islands (the “Purchaser”), YouheHR Group Inc., a company organized under the laws of the Cayman Islands (unless the context otherwise suggests, together with its consolidated subsidiaries, the “Company”), and Lightred Investment Co., Ltd., a company organized under the laws of British Virgin Islands (the “Seller”), upon the following premises:

Recitals

A.	Whereas, the Seller owns one hundred percent (100%) of the issued and outstanding shares in the Company (“Company Shares”).

B.	Whereas, the parties hereto desire and intend to effect a transaction (the “Exchange”) pursuant to which the Purchaser will acquire all of the issued and outstanding Company Shares (“Target Shares”) from the Seller in exchange for certain newly issued Class A Ordinary Shares (“Youlife Class A Shares”) of the Purchaser (such Youlife Class A Shares so exchanged, collectively, the “Youlife Exchange Shares”, and the transaction contemplated in this Agreement and all agreements and other documents executed by the Company in connection herewith (collectively, the “Transaction Documents”), the “Transaction”, which shall include the Exchange).

C.	Whereas, the boards of directors (or equivalent) of the Purchaser, the Seller and the Company have each (i) determined that the Transaction, taken as a whole and subject to the terms and conditions herein, is advisable and in the best interests of their respective companies and shareholders, and (ii) approved this Agreement and the Transaction upon the terms and subject to the conditions set forth herein; and

D.	Whereas, upon the consummation of the Exchange, the parties hereto desire that the Company be a wholly-owned subsidiary of the Purchaser.

Agreement

Now therefore, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties hereto, and intending to be legally bound hereby, the Purchaser, the Company, and the Seller hereby agree as follows:

Article 1
Representations and warranties of the Company and the Seller

REPRESENTATIONS AND WARRANTIES OF the COMPANY

As an inducement to, and to obtain the reliance of the Purchaser, the Company and the Seller, jointly and severally (with respect to the representations and warranties of the Company) hereby represent and warrant to the Purchaser as follows as of the date hereof and as of the Closing Date:

1.1 Organization

The Company is a company duly organized, validly existing, and in good standing under the laws of the Cayman Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the Transaction contemplated hereby will not, directly or indirectly, violate any provision of the Charter Documents of the Company. The Company has taken all actions required by law, from its Charter Documents, or otherwise to authorize the execution and delivery of this Agreement and the other Transaction Documents. The Company has full power, authority, and legal rights and has taken all action required by law, the Memorandum and Articles of Association of the Company (the “Company Charter”), and otherwise to consummate the Transaction herein contemplated. As used in this Agreement, “Charter Documents” of an entity means, collectively, the constitutional documents that establish and govern such entity, including its certificate of incorporation or its equivalent, bylaws, shareholder agreement, and any amendments or restatements.

1.2 Capitalization

All of the Company Shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person. All of the Company Shares are free and clear of any liens, encumbrances, security interests, pledges, restrictions, claims, or any other limitations of any kind. All holders of warrants, options, pledge rights, and/or other rights or instruments, including debt instruments, that entitled such holders to purchase or acquire any equity securities of the Company have fully exercised their rights, and any unexercised rights shall be deemed void. Except as pursuant to this Agreement, there are no (i) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of Company Shares, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Company Shares or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of Company Shares, (ii) outstanding debt securities, or (iii) agreements or arrangements under which the Company is obligated to register the sale of any of its securities.

1.3 Subsidiaries

Set forth in Schedule 2 is the contemplated structure chart containing material subsidiaries of the Company. For purposes of this Agreement, a “subsidiary” means any entity whose financial statements are included in and consolidated with the Company’s financial statements in accordance with applicable accounting principle. Beyond these entities, the Company does not have any other subsidiaries and does not own, beneficially or of record, any shares in any other company.

1.4 Financial statements

(a)	The Company has provided to the Purchaser (i) the latest audited consolidated balance sheets of the Company as reasonably requested by the Purchaser, and the related audited consolidated statements of income, shareholder’s equity, and cash flows, respectively, together with the notes to such statements (the “Company Financial Statements”).

(b)	All such Company Financial Statements have been prepared in accordance with generally accepted accounting principles of the US (“GAAP”) or China accounting standards (“CAS”) consistently applied throughout the periods involved. The Company’s balance sheets are true and accurate and present fairly in all material respects as of their respective dates the financial condition of the Company. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Company had no other liabilities or obligations (direct or indirect, matured or unmatured, absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with GAAP or CAS, and all of the Company’s assets are reflected therein, which are properly reported and present fairly the value of the assets of the Company in accordance with GAAP or CAS. The Company’s statements of income, shareholder’s equity and cash flows reflect fairly the information required to be set forth therein by GAAP or CAS.

(c)	The Company has no liabilities with respect to the payment of any federal, state, county, local or other domestic or foreign taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable (if any).

1.5 Absence of certain changes or events

Since the latest balance sheet date of the Company Financial Statements:

(a)	There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the Company;

(b)	The Company has not (i) amended the Company Charter beyond that which has been provided for in connection with this Agreement; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transactions other than transactions in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)	The Company has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or cancelled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

(d)	There are no material actions, suits, proceedings, or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

(e)	Except as set forth in the Company’s financial statements, the Company does not have any liabilities, debts, or obligations of any nature (whether absolute, accrued, contingent, or otherwise), that would be required to be reflected in a balance sheet prepared in accordance with GAAP, and that could reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. The Company further represents that it has not entered into any agreement or commitment to incur any such liability that is not reflected in the financial statements provided to the Purchaser.

1.6 Contracts

All contracts, agreements, franchises, license agreements, and other commitments to which the Company is a party or by which its properties and assets are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. There are no contracts, agreements, franchises, license agreements, or other commitments to which the Company is a party or by which any of its properties or assets may be bound, subject or affected, which prohibits, prevents, restricts or impairs in any material respect any business practice of the Company as its business as is currently conducted, any acquisition of material property by the Company, or restricts in any material respect the ability of the Company from engaging in business as currently conducted by it or from competing with any other person.

1.7 No conflict with other instruments

The execution of this Agreement and the consummation of the Transaction contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

1.8 Compliance with laws and regulations

The Company has complied with all applicable foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability for the Company. There is no pending legal, administrative, regulatory, arbitration or other formal action, claim, suit, or investigation (a “Proceeding”) that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction contemplated in this Agreement. To the Company’s best knowledge, no such Proceeding has been threatened.

1.9 Approval of Agreement

The shareholder and board of directors of the Company have unanimously authorized the execution and delivery of this Agreement by the Company and have approved this Agreement and the Transaction contemplated hereby. No other corporate proceedings, other than as set forth elsewhere in the Agreement or any Transaction Document, on the part of the Company is necessary to authorize the execution and delivery of this Agreement or to consummate the Transaction contemplated hereby.

1.10 Governmental approvals

No consent, approval or permission of, registration or filing with any governmental authority (collectively, “Consent”) or any other person on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the Transaction contemplated hereby or thereby other than such filings or approvals as expressly contemplated by this Agreement except, in the case of any Consent that may be required from any person which is not a governmental authority, where failure to obtain such Consent would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” means any event, occurrence, condition, change, development, or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, financial condition, operations, or results of operations of the Company, taken as a whole, or (b) the ability of the Company or the Seller to perform their respective obligations under this Agreement or to consummate the Transaction contemplated hereby; provided, however, that none of the following shall be deemed, in and of themselves, to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (i) changes in general economic, financial, credit, political, or securities market conditions, (ii) changes or conditions generally affecting the industries in which the Company operates, (iii) acts of war, terrorism, natural disasters, pandemics, or other force majeure events, (iv) changes in applicable law or accounting principles, or (v) any failure by the Company to meet internal projections, forecasts, or revenue or earnings predictions (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred), (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the consent of or at the request of the Purchaser; except, in the case of clauses (i) through (iv), to the extent such changes have a disproportionate adverse effect on the Company relative to other similarly situated businesses in the same industry.

1.11 Valid obligation

The Transaction Documents constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

1.12 Information

The information and materials provided by the Company concerning the Company or in connection with the Transaction contemplated by this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

REPRESENTATIONS AND WARRANTIES OF the SELLER

As an inducement to, and to obtain the reliance of the Purchaser, the Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date:

1.13 Representations and warranties of the Seller

The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date as follows:

(a)	Organization; Authority. The Seller is a company legally incorporated, organized, or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full right, corporate power and authority to execute and deliver this Agreement and to consummate the Transaction contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by the Seller of the Transaction contemplated by this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate or similar action on the part of the Seller. This Agreement and the other Transaction Documents, to which the Seller is a party, have been duly executed by the Seller, and is the valid and legally binding obligation of the Seller, enforceable against it in accordance with its terms.

(b)	No conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller and the consummation by the Seller of the Transaction contemplated hereby and thereby do not and will not, directly or indirectly: (i) conflict with or violate, as applicable, any provision of the Seller’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) contravene, conflict with or result in a violation of or default (or be an event that with notice or lapse of time or both would become a conflict, violation or default) under any contract or agreement to which the Seller is a party or by which the properties or assets of the Seller are bound, or any law, rule, regulation, order, decree, ruling or pronouncement to which the Seller is subject or by which any property or asset of the Seller is bound or affected.

(c)	Ownership. The Seller owns, of record and/or beneficially, and has good, valid and indefeasible title to and the right to transfer to the Purchaser pursuant to this Agreement, the Company Shares free and clear of any and all liens, encumbrances, charges, restrictions and all claims from third parties. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which the Seller is a party or by which the Seller or the Company Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Company Shares. At the Closing Date, the Purchaser will acquire good, valid and marketable title to the Company Shares free and clear of any and all liens.

(d)	Litigation. There is no pending Proceeding against the Seller that involves the Company Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transaction contemplated by this Agreement and, to the best knowledge of the Seller, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(e)	No general solicitation. The Seller is not acquiring the securities of the Purchaser hereunder as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television, radio the internet or presented at any seminar or any other general advertisement.

(f)	Investment intent. The Seller: (i) is acquiring the securities of the Purchaser hereunder as a principal for its own account and not with a view to or for distributing or reselling them in violation of any applicable law, rule or regulation, (ii) has no present intention of distributing any of such securities in violation of any applicable law, rule or regulation and (iii) has no direct or indirect arrangement or understandings with any other persons to distribute or regarding their distribution of such securities.

(g)	Approval of Agreement. The board of directors (or equivalent) of the Seller has unanimously authorized the execution and delivery of this Agreement by the Seller and has approved this Agreement and the Transaction contemplated hereby. No other corporate proceedings, other than as set forth elsewhere in the Agreement or any Transaction Document, on the Seller is necessary to authorize the execution and delivery of this Agreement or to consummate the Transaction contemplated hereby.

(h)	Governmental approvals. No Consent with any governmental authority or any other person on the Seller is required to be obtained or made in connection with the execution, delivery or performance by the Seller of this Agreement or the consummation by the Seller of the Transaction contemplated hereby or thereby other than such filings or approvals as expressly contemplated by this Agreement except, in the case of any Consent that may be required from any person which is not a governmental authority, where failure to obtain such Consent would not have a Material Adverse Effect on the Seller.

(i)	Valid obligation. The Transaction Documents constitute the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

(j)	Information. The information and materials provided by the Seller concerning the Seller or in connection with the Transaction contemplated by this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

1.14 Investment representations

The Seller hereby represents and warrants to the Purchaser as follows:

(a)	Acknowledgement. The Seller understands and agrees that the Youlife Exchange Shares to be issued pursuant to this Agreement have not been registered under the United States Securities Act of 1933, as amended, (the “Securities Act”) or the securities laws of any state, and are being issued in reliance on exemptions from the registration requirements of US federal and state securities laws.

(b)	Status. By the execution of this Agreement, the Seller and the Company represent and warrant to the Purchaser that the Seller is either (i) an Accredited Investor as defined in Regulation D or sophisticated to have sufficient knowledge and experience in financial and business matters to make the Seller capable of evaluating the merits and risks of the prospective investment; or (ii) a “non-US person” as defined in Regulation S. Such “non-US person” Seller is not required to be registered as a broker-dealer under Section 15 of the United States Securities Exchange Act of 1934, as amended, and the Seller is not a broker-dealer, nor an affiliate of a broker-dealer.

(c)	Stock legends

(i)	Securities Act legend. The Youlife Exchange Shares issued to the Seller, whether in certificated form or recorded in book-entry format, will be subject to the following legend restrictions:

(A)	If the Seller is a Non-US Person under Regulation S:

THESE SECURITIES (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES WERE ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PURSUANT TO REGULATION S PROMULGATED UNDER IT. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT IS NOT REQUIRED. FURTHER, HEDGING TRANSACTIONS WITH REGARD TO THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(B)	If the Seller is an Accredited Investor under Regulation D:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(ii)	Other legends. The Youlife Exchange Shares, whether issued in certificated form or recorded in book-entry format, shall also be subject to any other legend required under applicable law, including, without limitation, any US state corporate and state securities law, or contract. For uncertificated shares, such legends shall be reflected in the records maintained by the Company’s transfer agent.

(iii)	Opinion. The Seller will not transfer any or all of the Youlife Exchange Shares absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Seller’s Youlife Exchange Shares, as the case may be, without first providing the Purchaser with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Purchaser) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable US state securities laws.

(iv)	Consent. The Seller understands and agrees that the Purchaser may refuse to transfer the Youlife Exchange Shares, unless the holder of such Youlife Exchange Shares complies with this Section 1.14(c). The Seller consents to the Purchaser making a notation on its records or giving instructions to any transfer agent of the Purchaser’s capital stock in order to implement the restrictions on transfer of the Youlife Exchange Shares.

(d)	The Seller will be required to bear the financial risks of an investment in the Youlife Exchange Shares for an indefinite period of time as of the issuance of the Youlife Exchange Shares.

Article 2
Representations and warranties of The Purchaser

As an inducement to, and to obtain the reliance of the Company and the Seller, the Purchaser hereby represents and warrants to the Company and the Seller as follows, that except as set forth in its filings (collectively, the “Youlife SEC Filings”) made with the US Securities Exchange Commission (the “SEC”), as of the date hereof and as of the Closing Date as follows:

2.1 Organization

The Purchaser is an exempted company incorporated, validly existing, and in good standing under the laws of the Cayman Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the Transaction contemplated hereby will not, violate any provision of the currently effective Amended and Restated Memorandum and Articles of Association, as amended (the “Purchaser Charter”). The Purchaser has taken all action required by law, the Purchaser Charter or otherwise to authorize the execution and delivery of this Agreement, and the Purchaser has full power, authority, and legal right and has taken all action required by law, the Purchaser Charter or otherwise to consummate the Transaction herein contemplated.

2.2 Options or warrants

There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of the Purchaser.

2.3 Absence of certain changes or events

Since June 30, 2025, except as disclosed in the SEC Filings of the Purchaser:

(a)	The Purchaser has not (i) amended the Purchaser Charter beyond that which has been provided for in connection with this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements other than in connection with this Agreement and the Transaction contemplated herein; or (v) made any adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

(b)	The Purchaser has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement.

2.4 Litigation and proceedings

There are no material actions, suits, proceedings or investigations pending or threatened by or against the Purchaser or affecting the Purchaser or its properties, at law or in equity, before any court or other governmental authority or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Purchaser has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental authority or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

2.5 Contracts

Other than this Agreement or other agreements required by the Transaction contemplated in this Agreement, there are no contracts, agreement, franchise, license agreement or other commitments to which the Purchaser is a party of by which any of its properties or assets is bound, subject or affected, which prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business as is currently conducted.

2.6 No conflict with other instruments

The execution of this Agreement and the consummation of the Transaction contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Purchaser is a party or to which any of its assets, properties or operations are subject.

2.7 Compliance with laws and regulations

The Purchaser has materially complied with all applicable statutes and regulations of any applicable governmental entity or agency thereof.

2.8 Approval of Agreement

The board of directors of the Purchaser has unanimously authorized the execution and delivery of this Agreement by the Purchaser and has approved this Agreement and the Transaction contemplated hereby.

2.9 Material transactions or affiliations

There exists no contract, agreement or arrangement between the Purchaser and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by the Purchaser to own beneficially, ten percent (10%) or more of the issued and outstanding common stock of the Purchaser and which is to be performed in whole or in part after the date hereof or was entered into prior to the date hereof since inception. Neither any officer, director, nor ten percent (10%) stockholder of the Purchaser has, or has had since inception of the Purchaser, any known interest, direct or indirect, in any such transaction with the Purchaser which was material to the business of the Purchaser. The Purchaser has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

2.10 Valid obligation

This Agreement and all agreements and other documents executed by the Purchaser in connection herewith constitute the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

2.11 Information

The information concerning the Purchaser set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Article 3
Exchange of shares

3.1 Exchange of shares

On the Closing Date, the Seller shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, the Target Shares, which represent one hundred percent (100%) of the Company Shares, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description.

3.2 Payment of purchase price; Share exchange

Issuance of Youlife Exchange Shares. Subject to and upon the terms and conditions of this Agreement, (A) the Seller shall transfer the Target Shares to the Purchaser at the Closing (as defined below); and in exchange, and in full payment for the Target Shares so transferred to the Purchaser, (B) the Purchaser shall issue the number of Youlife Exchange Shares to be registered in the name of the Seller or the Seller’s designee within forty-five (45) business days following the publication of this Transaction. Upon issuance of the Youlife Exchange Shares, the Purchaser shall deliver to the Seller all such documents, share certificate and/or shareholder statement reasonably satisfactory to the Seller evidencing the issuance of the Youlife Exchange Shares. The total number of the Youlife Exchange Shares to be issued (“Total Youlife Exchange Shares”) shall be determined as follows:

Total Youlife Exchange Shares = RMB 69,600,000 / Exchange Rate / 2

Where:

“Exchange Rate” refers to the RMB central parity rate against the US dollar published by the China Foreign Exchange Trade System (CFETS) under the authorization of the People’s Bank of China on January 19, 2026, which, for the avoidance of doubt, is USD/RMB 7.0051.

3.3 The Closing

The closing of this transaction (the “Closing”) will occur remotely by delivery of facsimile/email and/or pdf signatures and documents, with the electronic exchange of Transaction Documents, on such date which shall be no later than two (2) business days after all of the conditions set forth in Article 6 and Article 7 have been satisfied or waived (except for such closing conditions which by their nature are to be satisfied at the Closing, but nonetheless subject to the satisfaction or waiver thereof at the Closing), or on such other date as the Company, the Seller and the Purchaser may unanimously agree (the “Closing Date”). Except for the issuance of stock certificates as necessary provided hereunder, all closing deliverables and transaction documentation may be finalized and executed electronically.

3.4 Performance Target; Make-Good for shortfall

(a)	As used herein, capitalized terms used but not otherwise defined shall have the meanings ascribed to such terms as follows:

“Performance Evaluation Period” refers to any of the Period One, Period Two, and Period Three, and collectively, the “Performance Evaluation Periods”.

“Performance Target”, in respect of each of the Performance Evaluation Period, means both the Audited Net Profit of the Company and the Audited Operating Cash Inflows of the Company of not less than RMB 12,000,000.

“Period One” refers to the period from January 1, 2026 to December 31, 2026.

“Period Two” refers to the period from January 1, 2027 to December 31, 2027.

“Period Three” refers to the period from January 1, 2028 to December 31, 2028.

“Audited Net Profit” refers to the Company’s actual Net Profit as reflected in its consolidated financial statements, which are prepared in accordance with GAAP or CAS and reviewed by an auditor jointly appointed by the Purchaser and the Company, for each Performance Evaluation Period.

“Audited Operating Cash Inflows” refer to the Company’s cash flows from operating activities as reflected in its consolidated financial statements, which are prepared in accordance with GAAP or CAS and reviewed by an auditor jointly appointed by the Purchaser and the Company, for each Performance Evaluation Period.

“Net Profit” has the meaning as set forth in Section 3.4(d).

(b)	Compensation for non-fulfillment of Performance Target.

(i)	Period One: If the Company fails to achieve the Performance Target during Period One, the Seller and the member of the management team identified on Exhibit 1 (each, a “Make-Good Obligor” and collectively, the “Make-Good Obligors”) shall be required to compensate the Purchaser in cash payable to the Purchaser within fifteen (15) business days upon the issuance of the performance certificate by the Purchaser (“Performance Certificate”) that sets forth Net Profit and/or Net Loss, as applicable, for the Performance Evaluation Periods pursuant to Section 3.4(d). The amount of compensation payable by the Make-Good Obligors to the Purchaser during Period One (“Period One Compensation”) shall be determined as follows:

Period One Compensation = (RMB 12,000,000 – the Audited Net Profit during Period One) * 5

(ii)	Period Two: If the Company fails to achieve the Performance Target during Period Two, the Make-Good Obligors shall be required to compensate the Purchaser in cash payable to the Purchaser within fifteen (15) business days upon the issuance of the Performance Certificate pursuant to Section 3.4(d). The amount of compensation payable by the Make-Good Obligors to the Purchaser during Period Two (“Period Two Compensation”) shall be determined as follows:

Period Two Compensation = (RMB 12,000,000 – the Audited Net Profit during Period Two) * 5

(iii)	Period Three: If the Company fails to achieve the Performance Target during Period Three, the Make-Good Obligors shall be required to compensate the Purchaser in cash payable to the Purchaser within fifteen (15) business days upon the issuance of the Performance Certificate pursuant to Section 3.4(d). The amount of compensation payable by the Make-Good Obligors to the Purchaser during Period Three (“Period Three Compensation”) shall be determined as follows:

Period Three Compensation = (RMB 12,000,000 – the Audited Net Profit during Period Three) * 5

(iv)	If the per share price for the Youlife Exchange Shares upon issuance thereof is less than USD 2, the Purchaser shall be required to compensate the Seller in cash in an amount equal to the number of Total Youlife Exchange Shares multiplied by the difference between USD 2 and the per share price for the Youlife Exchange Shares.

(v)	The Make-Good Obligors shall be jointly and severally liable to the Purchaser for the compensation payable to the Purchaser under this Section 3.4(b).

(c)	Make-Good for shortfall: In the event that the Audited Operating Cash Inflows of the Company during any of the Performance Evaluation Period are less than RMB 12,000,000, the Make-Good Obligors shall be required to compensate for the shortfall in cash payable to the Company within fifteen (15) business days upon the issuance of the Performance Certificate pursuant to Section 3.4(d). The Make-Good Obligors shall be jointly and severally liable to the Company for such shortfall payable to the Company hereunder.

(d)	Performance Certificate. For purposes of this Section 3.4, “Net Profit” and “Net Loss” refer to line items as reflected in the Company’s audited and consolidated financial statements of the relevant Performance Evaluation Period prepared in accordance with GAAP or CAS, or unaudited consolidated financial statements prepared in accordance with GAAP or CAS and reviewed by an auditor jointly appointed by the Purchaser and the Company, as applicable. For purposes of clarification, it is understood by the parties hereto that the auditor referred to in the foregoing shall be the Purchaser’s then auditor that is engaged to perform audit and issues auditor report(s) on the Purchaser and its subsidiaries for purposes of the Purchaser’s filings with the SEC as required by the applicable US federal securities law and exchange rules. The Performance Certificate shall be issued within five (5) business days of the completion of the preparation of the audited or auditor-reviewed, financial statements for the Performance Evaluation Periods.

(e)	Dispute resolution regarding financial statements and Performance Certificate.

(i)	If any party disputes the results reflected in the Company’s audited or auditor-reviewed financial statements, as applicable, or the Performance Certificate issued pursuant to this Section 3.4 (a “Financial Dispute”), such dispute must be raised within ten (10) business days of the issuance of the Performance Certificate. Failure to raise a dispute within this timeframe shall constitute a waiver of any right to contest the financial results for that Performance Evaluation Period.

(ii)	Initiation of dispute process. To initiate a Financial Dispute, the disputing party must: (1) Provide written notice to the non-disputing party within ten (10) business days of the issuance of the Performance Certificate, specifying the disputed financial items in reasonable detail. (2) Propose an independent auditor candidate within fifteen (15) business days of issuing the dispute notice. The independent auditor must be a reputable auditing firm with relevant expertise and shall not have provided audit or advisory services to either party in the past three (3) years. The non-disputing party shall approve the proposed independent auditor within five (5) business days of receiving the proposal. Approval shall not be unreasonably withheld, and if the non-disputing party fails to respond within this period, the proposed independent auditor shall be deemed approved. The independent auditor shall complete its review and issue its findings within twenty (20) business days of appointment. Subject to the compliance with the relevant accounting and auditing principles, the independent auditor shall consider only those items and amounts that are relevant to resolving the disputes, and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

(iii)	Final determination & adjustment. The independent auditor shall review the disputed financial items and propose any necessary revisions. The revised figures proposed by the independent auditor shall be final. Absent fraud, willful misconduct, intentional misrepresentation, gross negligence, the parties shall be bound by the final revised calculation, which shall be conclusive and not subject to further challenge or appeal. Any Make-Good payments due shall be adjusted accordingly based on the final revised calculation.

(iv)	Costs and expenses allocation. The costs and expenses of the independent auditor’s review shall be allocated as follows: (1) If the independent auditor’s revised calculation results in an adjustment of five percent (5%) or more in favor of the disputing party, the non-disputing party shall bear the full cost. (2) If the adjustment is less than five percent (5%), the Purchaser shall bear the costs.

(f)	Lock-Up. All Youlife Exchange Shares shall be subject to a six (6)-month lock-up commencing on the date of issuance (“Lock-Up Period”).

3.5 Section 368 reorganization

For US federal income tax purposes, the Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that: (i) no party is making any representation or warranty regarding the qualification of the Exchange as a reorganization under Section 368(a)(1)(B) of the Code or regarding the tax consequences of the Exchange for the Seller; (ii) each party has had the opportunity to obtain independent legal and tax advice with respect to the Exchange and its tax consequences; (iii) each party is responsible for its own tax obligations arising from the Exchange, including without limitation any adverse tax consequences resulting from the Exchange not qualifying as a reorganization under Section 368(a)(1)(B) of the Code.

3.6 Closing events

On the Closing Date, the Purchaser, the Company, and the Seller shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to fully effectuate or evidence the Transaction contemplated hereby.

3.7 Termination

This Agreement may only be terminated prior to the Closing Date by (a) the mutual written agreement of the parties hereto; (b) the Purchaser in the event that the Company and/or the Seller fail to meet all non-waived conditions set forth in Article 7 herein in all material respects after six (6) months following the date of this Agreement, or (c) the Company and/or the Seller only in the event that the Purchaser fails to meet all non-waived conditions set forth in Article 6 herein in all material respects after six (6) months following the date of this Agreement. If this Agreement is terminated pursuant to this Section 3.7, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except as set forth herein below.

3.8 Legal counsel representation

Baker & McKenzie LLP serves exclusively as legal counsel for the Purchaser in connection with the Transaction contemplated by this Agreement. Baker & McKenzie LLP does not represent, and shall not be deemed to represent, the Seller or the Company in any capacity. No Seller or the Company is entitled to rely on any advice, communications, or work product of Baker & McKenzie LLP in relation to this Agreement or the Transaction contemplated hereby. The Seller and the Company are encouraged to retain their own independent legal counsel to advise them with respect to this Agreement and all related matters.

Article 4
Covenants of the Company and the Seller

4.1 Reorganization

Prior to the Closing the Seller shall, and shall cause its affiliates, including the Company to, subject to the terms and conditions of this Agreement, reorganize the shareholding structure of the Company for alignment with the structure chart set forth in Schedule 2 immediately prior to the Closing.

4.2 Access and investigation

Between the date of this Agreement and the Closing Date, the Company shall, the Seller shall cause the Company to, (a) afford the Purchaser and its agents, advisors and attorneys during normal business hours, and upon reasonable notice, full and free access to the Company’s senior personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Purchaser and its agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as such party may reasonably request and (c) furnish the Purchaser and its agents, advisors and attorneys with such additional financial, operating, and other data and information as such party may reasonably request, provided that none of such access and investigation shall interfere with or affect the Company’s normal conduct of business.

4.3 Delivery of books and records

On or prior to the Closing Date, the Company shall provide the Purchaser access to the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of the Company now in the possession of the Company or its representatives.

4.4 Operation of the business of the Company

(a)	Between the date of this Agreement and the Closing Date, the Company will:

(i)	conduct its business only in the ordinary course of business consistent with past practice;

(ii)	use its best efforts to preserve intact its current business organization and business relationships and those of the Company’s subsidiaries, including, without limitation, their respective relationships with suppliers, customers, landlords, creditors, officers, employees and agents;

(iii)	not create any new, or capitalize or conduct any business through, any subsidiary;

(iv)	not issue any equity securities (or any interest therein); and

(v)	not perform any act that would require the consent of the Seller.

(b)	Notwithstanding the foregoing, between the date of this Agreement and the Closing Date, the Company will not directly or indirectly, without the prior written consent of the Purchaser, engage in any transaction with, or enter into any agreement with any officer, director or stockholder of the Company, or any affiliate thereof.

4.5 No transfers of interests

Between the date of this Agreement and the Closing Date, (A) the Seller shall not assign, transfer, mortgage, pledge or otherwise dispose of any or all of its Company Shares (or any interest therein) or grant any person the option or right to acquire any Company Shares (or any interest therein), and (B) without the prior written consent of the Purchaser, the Seller shall not cause or agree for the Company to, and the Company shall not, engage in any contact or negotiation, whether public or private, with any third party regarding any equity or debt financing of the Company. Any breach of this provision by the Seller or the Company shall constitute a material breach of this Agreement, and such breaching party and the Company shall bear liability for such material breach in accordance with this Agreement.

4.6 Required filings and approvals

As promptly as possible after the date of this Agreement, the Company and the Seller will make all filings and obtain all approvals required to be made by the Company and/or the Seller in order to consummate the Transaction contemplated by this Agreement. Between the date of this Agreement and the Closing Date, the Company and the Seller will (i) cooperate with the Purchaser with respect to all filings that the Purchaser elects to make or is required to make in connection with the Transaction contemplated by this Agreement and (ii) cooperate with the Purchaser in obtaining any consents or approvals required to be obtained by the Purchaser in connection herewith.

4.7 Notification

Between the date of this Agreement and the Closing Date, the Company and the Seller will promptly notify the Purchaser in writing if the Company or the Seller become aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Company or the Seller, as the case may be, as of the date of this Agreement and as of the Closing Date, or if the Company or the Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company or the Seller as the case may be, will promptly deliver to the Purchaser a supplement to the Schedules to this Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of the Purchaser set forth herein. During the same period, the Company and the Seller will promptly notify the Purchaser of the occurrence of any breach of any covenant of the Company or the Seller in this Article 4 herein or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

4.8 Approval by the Company and the Seller

This Agreement and the Transaction contemplated hereby shall have been approved by the board of directors and the shareholder of the Company and by the Seller prior to the date hereof.

4.9 Closing conditions

Between the date of this Agreement and the Closing Date each of the Company and the Seller shall use its best efforts to cause the conditions in Article 7 to be satisfied as promptly as possible.

4.10 No solicitation or negotiation

During the period between the date of this Agreement and the Closing Date, neither the Company nor the Seller shall (and the Seller and the Company shall cause its officers, directors not to) (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any person (A) relating to any acquisition or purchase of all or any portion of the shares or assets of the Company or the Seller, (B) to enter into any merger, consolidation or other business combination with the Company or the Seller or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or the Seller or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other persons any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person to seek to do any of the forgoing. The Company and the Seller shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and such proposals or offer, or any inquiry or other contact with any person with respect thereto.

4.11 No change to existing structure; Management and oversight of the Company

Following the consummation of the Transaction,

(a)	Prior to the expiration of the Performance Evaluation Periods, without the Purchaser’s prior written consent, the operation and management of the Company shall continue to be led by the core management of the Company (the “Core Member”), specifically Mr. Wang Guanghong (王光红). The Core Member shall enter into an Employment Agreement (as defined below) with the Company to the Purchaser’s satisfaction; provided, however, that the Purchaser shall have the right to appoint necessary personnel, including but not limited to directors, financial officers, and auditors, to oversee and supervise the lawful operations of the Company, provided that such personnel shall not interfere with the reasonable daily operations of the Company. In the event that the Core Member voluntarily terminates his employment with the Company or ceases to serve the Company in the foregoing capacity for any reason without the Purchaser’s prior written consent, whether or not such Core Member’s employment with the Company is terminated, any Youlife Class A Shares issued to such Core Member shall be deemed to have been forfeited by such Core Member without any further action by any party.

(b)	Upon the expiration of the Performance Evaluation Periods, the parties may mutually agree to continue their cooperation or, alternatively, may agree to spin off the Company for independent operations or a public listing. If, during the Performance Evaluation Periods, the Company successfully fulfils all Performance Targets or achieves them ahead of schedule, then upon the expiration of the Performance Evaluation Periods, the Purchaser agrees to take necessary actions permitted by applicable rules and regulations to spin off the Company for an independent public listing and shall make its best reasonable effort to ensure that Mr. Wang Guanghong (王光红) retains his management authority over the Company.

(c)	The Company and the Seller shall fully cooperate with the Purchaser in maintaining the legal and compliance requirements in all jurisdictions where the Company operates as well as the compliance requirements applicable to the Purchaser, including securities laws and exchange regulations of the United States. The Company shall assist with legal and audit-related tasks and shall refrain from actions that could harm the Purchaser’s brand and reputation.

4.12 Non-competition

The Company and the Seller hereby covenant not to and shall cause their directors, officers and management not to: (a) engage in any competitive activities in the current line of business of the Company, in particular in any operation of and any acquisition of or offer to acquire direct or indirect shareholdings in competitors, other than acquiring less than five percent (5%) direct or indirect equity interest of a publicly listed company which is a competitor to the Company; (b) establish any company or business which directly competes with the current line of business of the Company; (c) solicit or entice away or act as intermediary for soliciting or enticing away of any individual who is an employee of the Company on the date of this Agreement for any competitive activity; and (d) acquire or entice or act as intermediary for acquiring any customer or supplier of the Company.

4.13 Further assurances

The Company and the Seller shall take all necessary actions and provide reasonable assistance to the Purchaser in connection with any regulatory filings, notifications, and compliance obligations arising from the Transaction contemplated under this Agreement, including but not limited to: (a) filings required by the China Securities Regulatory Commission (the “CSRC”), including compliance with the Administrative Measures for the Overseas Issuance and Listing of Securities by Domestic Enterprises; (b) disclosures, reports, or applications required under US federal and state securities laws, including filings with SEC and Nasdaq; and (c) any other regulatory or stock exchange requirements applicable to the Purchaser as a result of the Transaction contemplated under this Agreement. In furtherance of the foregoing, the Company and the Seller agree to: (a) execute and deliver any additional documents, instruments, or certifications reasonably requested by the Purchaser to facilitate compliance with regulatory requirements; (b) provide, within three (3) business days of the Purchaser’s request, all necessary documentation, certifications, or confirmations required to complete any regulatory filings, including but not limited to CSRC filings within three (3) business days after the completion of an offshore securities issuance or listing; and (c) make their respective representatives available for consultation with the Purchaser’s legal counsel and regulatory authorities as necessary.

Article 5
Covenants of the Purchaser

5.1 Access and investigation

Between the date of this Agreement and the Closing Date, the Purchaser will (a) afford the Company, the Seller and each of their respective agents, advisors and attorneys during normal business hours and upon reasonable notice, full and free access to the Purchaser’s senior personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Company, the Seller and each of their respective agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as the Company may reasonably request and (c) furnish the Company, the Seller and each of their respective agents, advisors and attorneys with such additional financial, operating, and other data and information as the Company or the Seller may reasonably request.

5.2 Required filings and approvals

As promptly as practicable after the date of this Agreement, the Purchaser will make all filings required to be made by them in order to consummate the Transaction contemplated by this Agreement. Between the date of this Agreement and the Closing Date, the Purchaser will cooperate with the Company with respect to all filings that the Company elects to make or is required to make in connection with the Transaction contemplated by this Agreement, and cooperate with the Company in obtaining any consents or approvals required to be obtained by the Company in connection herewith.

5.3 Notification

Between the date of this Agreement and the Closing Date, the Purchaser will promptly notify the Company and the Seller in writing if the Purchaser becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Purchaser, as of the date of this Agreement, or if the Purchaser becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if the Schedules to the Agreement were dated the date of the occurrence or discovery of any such fact or condition, the Purchaser will promptly deliver to the Company and the Seller a supplement to the Schedules to the Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of the Company and the Seller set forth herein. During the same period, the Purchaser will promptly notify the Company and the Seller of the occurrence of any breach of any covenant of the Purchaser in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

5.4 Approval by the Purchaser

This Agreement and the Transaction contemplated hereby shall have been approved by the boards of directors of the Purchaser prior to the date hereof.

5.5 Closing conditions

Between the date of this Agreement and the Closing Date, the Purchaser will use its best efforts to cause the conditions in Article 7 to be satisfied as promptly as possible.

5.6 Special provisions

Following the Closing and before the expiration of the Performance Evaluation Periods, the Purchaser agrees to comply with the special provisions as set forth in Schedule 1.

5.7 Registration rights

The Purchaser agrees to register the Youlife Exchange Shares subject pursuant to the terms and conditions as set forth in Annexure 1 attached thereto.

Article 6
Conditions precedent to obligations of the Purchaser

The obligations of the Purchaser under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions (any of which may be waived by the Purchaser in whole or in part):

6.1 Accuracy of representations

The representations and warranties made by the Company and the Seller in this Agreement were true in all material aspects when made and shall be true in all material aspects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).

6.2 Performance by the Company and the Seller

All of the covenants and obligations that the Company and the Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

6.3 Consents

All consents, waivers, approvals, authorizations or orders pursuant to all contracts, licenses, laws, rules or regulations, permits, trademarks and other intangibles required to be obtained, and all filings required to be made, by the Company and the Seller for the authorization, execution and delivery of this Agreement and the consummation by them of the Transaction contemplated by this Agreement or for the continued operation of the Company as presently operated after the Closing Date to the extent required by law, shall have been obtained and made by the Company and the Seller, as the case may be.

6.4 Officer’s certificate of the Company

The Company shall have delivered to the Purchaser a certificate dated as of the Closing Date and signed by a duly authorized officer of the Company to the effect that (a) each of the conditions set forth in Sections 6.1, 6.2 and 6.3 have been fully satisfied, (b) no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the Transaction contemplated by this Agreement, by or against the Company, which might result in any material adverse change in any of the assets, properties, business, or operations of the Company, and (c) no Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement.

6.5 Certificates of the Seller

The Seller shall have delivered to the Purchaser a certificate dated as of the Closing Date executed by the Seller, certifying the satisfaction of the conditions specified in Sections 6.1, 6.2 and 6.3 herein above.

6.6 Certified Company Charter

A certified copy of the Company’s register of members (or such other equivalent document evidencing share ownership as applicable under Cayman Islands law), showing the Purchaser as the sole shareholder of the Company as of the Closing Date, certified by the Chief Executive Officer of the Company, shall be delivered to the Purchaser at Closing, together with evidence that such register has been duly updated and maintained in accordance with applicable Cayman Islands law.

6.7 Share certificates and transfer instruments

The Purchaser shall have received from the Seller share certificates representing the Target Shares, together with executed instruments of transfer dated as of the Closing Date in respect of the Target Shares in favor of the Purchaser and in form reasonably acceptable for transfer on the books of the Company.

6.8 Employment Agreements

The Purchaser shall have received the employment agreement, effective as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser (the “Employment Agreement”), between the core management member and the Company.

6.9 No governmental prohibition

No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the Transaction contemplated hereby.

6.10 CEO’s certificate of the Company

On the Closing Date, the Company shall deliver to the Purchaser a certificate, executed by the Chief Executive Officer (or equivalent thereof) of the Company certifying attached copies of (i) the Charter Documents of the Company and each subsidiary of the Company, (ii) the resolutions of the Company’s board of directors approving this Agreement, the other Transaction Documents and the Transaction contemplated hereby and thereby, (iii) the incumbency of each authorized officer of the Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Company is a party.

6.11 Good standing certificates

On the Closing Date, the Company shall deliver to the Purchaser a certificate of good standing from the Registrar of Companies, dated as of a date within ten (10) business days of the Closing Date, certifying that the Company is in good standing as a company in the Cayman Islands.

6.12 Additional documents

The Company and the Seller shall have delivered to the Purchaser such other documents as the Purchaser may have reasonably requested for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Company and the Seller in this Agreement, (ii) evidencing the performance of, or compliance by the Company and the Seller with, any covenant or obligation required to be performed or complied with hereunder by the Company or the Seller, as the case may be, (iii) evidencing the satisfaction of any condition referenced herein, or (iv) otherwise facilitating the consummation or performance of any of the Transaction contemplated by this Agreement.

Article 7
Conditions precedent to the obligations of the Company and The Seller

The obligations of the Company and the Seller under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived by the Company and the Seller, in whole or in part):

7.1 Accuracy of representations

The representations and warranties made by the Purchaser in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).

7.2 Performance by the Purchaser

(a)	All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)	Each document required to be delivered by the Purchaser pursuant to this Agreement at or prior to Closing must have been delivered.

7.3 Consents

All material consents, waivers, approvals, authorizations or orders pursuant to all contracts, licenses, laws, rules or regulations, permits, trademarks and other intangibles required to be obtained, and all filings required to be made prior to the Closing, by the Purchaser for the authorization, execution and delivery of this Agreement and the consummation of the Transaction contemplated by this Agreement to the extent required by law, shall have been obtained and made by the Purchaser.

7.4 Good standing certificate

On the Closing Date, the Purchaser shall deliver to the Company and the Seller a certificate of good standing from the Registrar of Companies, dated as of a date within ten (10) business days of the Closing Date, certifying that the Purchaser is in good standing as a company in the Cayman Islands.

7.5 Additional documents

The Purchaser shall have delivered such other documents as the Company and/or the stockholders may have reasonably requested prior to the date hereof for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Purchaser in this Agreement, (ii) evidencing the performance of, or compliance by the Purchaser with, any covenant or obligation required to be performed or complied with hereunder by the Purchaser, (iii) evidencing the satisfaction of any condition referenced herein or (iv) otherwise facilitating the consummation or performance of any of the Transaction contemplated by this Agreement.

Article 8
Indemnification

8.1 Indemnification by the Company and the Seller

The Company and the Seller hereby shall jointly and severally indemnify, defend, and hold harmless the Purchaser, its affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the “Youlife Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, demands, judgments, fines, penalties, costs, and expenses (including reasonable attorneys’ fees and costs) (collectively, the “Losses”) arising out of or relating to:

(a)	any inaccuracy appearing in or misrepresentations made by the Company and/or the Seller under Article 1 of this Agreement;

(b)	any breach of any representation, warranty, covenant, or agreement of the Company or the Seller contained in this Agreement or any document delivered pursuant hereto;

(c)	any violation of applicable laws, regulations, or compliance obligations by the Company or the Seller, including but not limited to any failure to comply with regulatory filing requirements under CSRC, SEC, Nasdaq, or other relevant authorities;

(d)	any fraud, gross negligence, willful misconduct, or intentional misrepresentation by the Company or the Seller;

(e)	any liabilities, debts, or obligations of the Company and its subsidiaries (together with the Company, each, a “Company Entity” and collectively, the “Company Entities”) or the Seller occur prior to the Closing Date, or occur after the Closing Date yet as a result of, or based upon or arising from any activities prior to the Closing Date that are not expressly assumed by the Purchaser under this Agreement.

8.2 Indemnification by the Seller

The Seller hereby shall indemnify, defend, and hold harmless the Youlife Indemnified Parties from and against any and all Losses arising out of or relating to:

(a)	any inaccuracy appearing in or misrepresentations made by the Seller under Article 1 of this Agreement;

(b)	any breach of any covenant or agreement of the Seller contained in this Agreement or any document delivered pursuant hereto;

(c)	any violation of applicable laws, regulations, or compliance obligations by the Seller that results in the Material Adverse Effect to the Company, including but not limited to any failure to comply with regulatory filing requirements under CSRC, SEC, Nasdaq, or other relevant authorities;

(d)	any fraud, gross negligence, willful misconduct, or intentional misrepresentation by the Seller; and

(e)	any liabilities, debts, or obligations of the Seller occur prior to the Closing Date, or occur after the Closing Date yet as a result of, or based upon or arising from any activities prior to the Closing Date that are not expressly assumed by the Purchaser under this Agreement.

8.3 Indemnification by the Purchaser

The Purchaser shall indemnify, defend, and hold harmless the Company, the Seller, their respective affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the “Selling Party Indemnified Parties”, collectively with the Youlife Indemnified Parties, the “Indemnified Parties” and each an “Indemnified Party”) from and against any and all Losses arising out of or relating to:

(a)	any inaccuracy appearing in or misrepresentations made by the Purchaser under Article 2 of this Agreement;

(b)	any breach of any covenant or agreement of the Purchaser contained in this Agreement or any document delivered pursuant hereto;

(c)	any violation of applicable laws, regulations, or compliance obligations by the Purchaser that results in the Material Adverse Effect to the Company or the Seller, including but not limited to any failure to comply with regulatory filing requirements under CSRC, SEC, Nasdaq, or other relevant authorities;

(d)	any fraud, gross negligence, willful misconduct, or intentional misrepresentation by any of the Purchaser.

8.4 Indemnification procedures

(a)	If an Indemnified Party becomes aware of a claim or event that may result in a Loss for which it is entitled to indemnification under this Section, it shall provide prompt written notice to the indemnifying parties (the “Indemnifying Parties”), specifying in reasonable detail the nature of the claim and the amount involved (if known).

(b)	The Indemnifying Parties shall have thirty (30) days from receipt of such notice to assume the defense of the claim at their own expense. If the Indemnifying Parties fail to do so, the Indemnified Party shall have the right to defend itself and recover all costs and expenses incurred.

(c)	No settlement of any claim that results in liability of the Indemnified Party shall be made without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

8.5 Limitation on liability

For any claims made by a Youlife Indemnified Party against the Seller, under no circumstance shall the indemnification obligations of the Seller, collectively and in the aggregate, exceed the amount equals the proceeds from the disposal of the Youlife Exchange Shares the Seller receives under this Agreement (the “Seller Indemnity Cap”), provided that the Seller Indemnity Cap shall not apply to any claims for indemnification in the event of the Seller’s intentional misrepresentation or fraud.

8.6 Survival

The indemnification obligations set forth in this Section shall survive the Closing and remain in full force and effect for a period of three (3) years from the Closing Date, except for claims related to fraud, willful misconduct, or intentional misrepresentation, which shall survive indefinitely.

Article 9
Miscellaneous

9.1 Brokers

The parties hereto hereby agree that there are finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.

9.2 Governing law; Jurisdiction; Venue; Waiver of jury trial

This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of State law, with the laws of the State of New York. Venue for all matters shall be in the City of New York, New York, without giving effect to principles of conflicts of law thereunder. Each of the parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States sitting in New York City, New York. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction. EACH PARTY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS) HEREBY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

9.3 Notices

Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Purchaser, to:	Youlife Group Inc.

Wang Yunlei

	Attention:	C431, Changjiang Software Park, Baoshan District, Shanghai

	Email:	wangyunlei@youlanw.com

With copies to:	Baker McKenzie

Suite 3501, China World Office 2, No. 1 Jianguomenwai Avenue Beijing 100004, China

	Attention:	Ronnie Li, Esq.

	Email:	Ronnie.Li@bakermckenziefenxun.com

If to the Company and the Seller, to:	Mr. Wang Guanghong

	Attention:	C618, Changjiang Software Park, Baoshan District, Shanghai

	Email:	wangguanghong@tkgjhr.com

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) on receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

9.4 Attorney’s fees

In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

9.5 Confidentiality

Each party hereto agrees with the other that, unless and until the Transaction contemplated by this Agreement has been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transaction contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

9.6 Recitals

The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

9.7 Third party beneficiaries

This Agreement is strictly between the Purchaser, the Seller and the Company, and, except as specifically provided herein, no director, officer, stockholder (other than the Seller), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

9.8 Expenses

Subject to Section 9.4 above, all taxes, fees, or duties arising from the performance of the Exchange shall be borne by each party in accordance with applicable laws and regulations. Each party agrees to fulfill its respective obligations to ensure compliance with the relevant tax requirements.

9.9 Survival; Termination

The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the Transaction herein contemplated for a period of three (3) years.

9.10 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. In the event that any counterpart signature is delivered by facsimile or other electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or other electronic signature page were an original thereof.

9.11 Amendment or waiver

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

9.12 Best efforts

Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transaction contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the Transaction contemplated herein.

9.13 Remedies

Each party hereto acknowledges that the rights of each party to consummate the Transaction contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the parties hereto will be entitled to specific performance of their respective obligations hereunder. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.14 Construction

The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of Agreements or any amendments hereto or the Transaction contemplated hereby.

9.15 Entire Agreement

This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

Execution

In witness whereof, the parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

YouheHR Group Inc.

By:
Name:
Title:

In witness whereof, the parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Lightred Investment Co., Ltd.

By:
Name:
Title:

In witness whereof, the parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Youlife Group Inc.

By:
Name:	Wang Yunlei
Title:	Chairman

Schedule 1

Special Provisions

1.	Management Structure.

Following the Closing and prior to the expiration of the Performance Evaluation Periods, the Purchaser agrees that Mr. Wang Guanghong (王光红) shall continue to serve as the Chief Executive Officer of the Company Entities, overseeing their business operations and management. Subject to the applicable law and the constitutional documents of each Company Entity, Mr. Wang Guanghong (王光红), in his capacity as the Chief Executive Officer of the applicable Company Entity, shall have the authority to:

(a)	Formulate and implement the annual financial budget, business plan, investment plan, strategic plan, compensation plan, and employee equity incentive plan for such Company Entity; and

(b)	Appoint and remove employees of each Company Entity and determine their compensation;

2. Financial Statements.

(a)	The Company Entities shall maintain adequate records in a manner that will allow the revenue of the Company Entities to be calculated on a stand-alone basis separate from the operations of the Purchaser and its affiliates;

(b)	The Purchaser shall not, and shall not permit any Company Entities to, engage in any practice that is intended to postpone to periods after Performance Evaluation Periods, revenues generated by any Company Entities that should otherwise be recognized during the applicable Performance Evaluation Period, except as permitted in accordance with GAAP.

3. Non-solicitation.

From the date of this Agreement to the end of the Performance Evaluation Periods, the Purchaser shall not, and shall cause its respective affiliates (other than the Company Entities) not to, directly or indirectly, whether for their own account or for the account of any other person, solicit, offer employment to or hire any current employee of any Company Entity or any former employee of any Company Entity whose employment terminated within six (6) months before such solicitation, offer or hiring, provided that the foregoing shall not be deemed to prohibit the Purchaser or its affiliates from the offering of employment or hiring of employees engaged through or responding to general media advertising or general employment solicitation that is not targeted towards such employees.

Schedule 2

Contemplated Structure Chart

Exhibit 1

List of Make-Good Obligors

1.	Lightred Investment Co., Ltd.

2.	Mr. Wang Guanghong (王光红).

Annexure 1

Registration Rights Provisions

Registration Rights

The provisions set forth in this Annexure 1 are made part of the Agreement.

1.	Definitions

(a)	“Registrable Securities” shall mean the Youlife Exchange Shares issued to the Seller pursuant to the Agreement, excluding any such securities that have been sold pursuant to an effective registration statement under the Securities Act; have been sold under Rule 144 under the Securities Act; are eligible for resale under Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Purchaser to be current in its SEC filings; or have been otherwise transferred and no longer require registration under the Securities Act.

(b)	“Holder” shall mean the Seller who holds Registrable Securities.

(c)	“Permitted Transferee” shall mean any person or entity to whom the Holder transfers Registrable Securities in compliance with the Securities Act and applicable state securities laws, provided that such transferee:

(i)	is an affiliate, member, partner, shareholder, or beneficiary of the Holder, including any entity controlled by, controlling, or under common control with the Holder;

(ii)	is a family member of the Holder if the Holder is an individual, including a spouse, child, parent, sibling, or trust established for the benefit of such family members;

(iii)	acquires the Registrable Securities in a private transaction that does not involve a public resale and agrees in writing to be bound by the terms of this Annexure, including the restrictions on transfer and resale;

(iv)	is an institutional investor, investment fund, or private equity firm that customarily invests in securities of similar nature and agrees to the terms of this Annexure 1; or

(v)	does not acquire the Registrable Securities in a transaction that would require the Purchaser to file a new registration statement under the Securities Act solely as a result of the transfer.

(d)	Any transferee that does not meet the definition of a Permitted Transferee shall not be entitled to the registration rights granted under this Annexure unless otherwise agreed to in writing by the Purchaser.

2.	Demand Registration Rights

(a)	Right to Demand Registration. Holder may request in writing that the Purchaser files a registration statement covering the resale of Registrable Securities (a “Demand Registration”) if and only if the Purchaser, in the reasonable opinion of its US securities law counsel, is eligible to utilize Form F-3, or another short-form registration statement available to foreign private issuers at the time of such request, for the registration of resale shares.

(b)	The Purchaser shall file the registration statement covering the Registrable Securities within sixty (60) days, which shall be extended to one hundred and twenty (120) days in the event that the Purchaser is required to include additional financial statements in the registration statement, following the request of the Holder and shall use commercially reasonable effort to procure it to become effective as soon as practicable.

(c)	The right to Demand Registration shall be exercisable for a period of six (6) months following the expiry of the Lock-Up Period.

3. Suspension of Registration

(a)	The Purchaser may suspend the use of the registration statement for up to sixty (60) days in any twelve (12)-month period if it determines in good faith that disclosure of material non-public information would be required or that the offering would interfere with a material corporate transaction.

(b)	The Purchaser must promptly notify the Holder of any such suspension and extend the registration period accordingly.

4. Transferability of Rights

The registration rights shall be transferable to any Permitted Transferee, provided that the transferee agrees in writing to be bound by the terms of this Annexure 1.